EXHIBIT 10.2


                             CRESCENT COMMUNICATIONS
                                 2 FLORIAN COURT
                           WESTPORT, CONNECTICUT 06880

April 1, 2005

Mr. Milton (Todd) Ault
Chairman  & CEO
Patient Safety Technologies
100 Wilshire Boulevard, Suite 1500
Santa Monica, CA 90401

Dear: Todd

RE: TERMS OF ENGAGEMENT

The purpose of this letter is to set out the terms and conditions of our engagement with Patient Safety Technologies, Inc.


1. NATURE OF THE ENGAGEMENT - Crescent Communications (Crescent) would be engaged for the purpose of providing Patient Safety Technologies, Inc. (Patient Safety) with investor communications services. The services to be provided by Crescent will include:

      (a) Work with Patient Safety Technologies to obtain an understanding of company's business and financial affairs;

      (b) Assist Patient Safety in preparing presentations and materials specifically targeting the investment community.

      (c) Identify and arrange meetings for Patient Safety in the appropriate investment markets (i.e. securities firms, institutions, retail analysts, fund managers and other investment groups active in the medical device and medical services industries.

      (d)   Solicit   feedback   relating   to  and   presentations   given   by
            representatives of Patient Safety. Arrange follow-up meetings and communications with these groups.

      (e) Work to increase the exposure of Patient Safety to the retail and institutional investment community.

2. TERM OF THE ENGAGEMENT - Our engagement with Patient Safety will be for a minimum working period of six months. Thereafter, a decision will be made on whether and how best to proceed beyond the six - month period.

3a. REMUNERATION - Crescent Communications fees for services rendered will be $8,000.00 US per month, plus reasonable in-house monthly expenses (i.e. telephone, mailing, and travel). After the first month the company will have the option to pay the monthly fee in cash or company stock. If stock is used, Patient Safety would transfer the remaining amount of the contract in free trading company stock. Amount of shares and price would be negotiated by both


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April 1, 2005
Page 2


      parties. Patient Safety will be responsible, directly for all expenses incurred while traveling, which will include transportation, lodging and meals, in addition to all reasonable cost and expenses relating to the actual presentation (i.e. room rental charges, equipment rentals, food services.). Billing is on a monthly basis with payment due upon receipt. Patient Safety will be responsible for the first month's fee paid in advance.

3b. Stock Warrants: Upon retention, Patient Safety would grant to Crescent, stock warrants entitling Crescent to purchase up to 100,000 shares of its common stock, at an exercise price of $5.85 per share, at any time up to the fifth anniversary of the date of this Agreement. Shares issued on exercise of the stock warrants will be registered and free trading upon issue. Vesting of Stock Warrants: Crescent's entitlement to exercise the warrants shall vest in equal proportions on a quarterly basis over one year from the start date.

4. Obligations - In performing services under this engagement, Crescent agrees:

      (a) Not to represent Crescent as an agent of Patient Safety and not to make any representations or commitments on behalf of Patient Safety except as expressly confirmed and agreed to in writing by Patient Safety.

      (b) To the extent that Crescent may be in receipt of any confidential information relating to the operations or business of Patient Safety, not to disclose the same to any third party or use the same for personal be Patient Safety.

      (c) To work closely with Patient Safety personnel to further the corporate interest of Patient Safety. To comply with all applicable securities and other legislation, in all communications, such that either Patient Safety or Crescent shall be in contravention of such legislation or any rules or regulations under such legislation of any stock exchange.

      (d)   Crescent will be represented by David Long or John Long on the road.

5. COMMUNICATIONS WITH INVESTMENT COMMUNITY - Patient Safety will coordinate its communications with Crescent so that the communications prior to and following presentations are effective and directed. Following introductions and presentations to the members of the investment community, and after Crescent's follow-up communications, Patient Safety have the liberty to communicate directly with such parties. A list of all contacts will be provided to Patient Safety on a monthly basis.


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April 1, 2005
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6.    INDEPENDENT  CONTRACTORS - The  relationship  between  Patient  Safety and
      Crescent shall be one of independent contractors, not one of principal and agent or employer and employee.


If the above terms and conditions are acceptable to you, please confirm your agreement to Crescent by signing, dating and returning two copies to our office via overnight mail. Upon receipt, Crescent will send an executed copy to Patient Safety Technologies. THIS CONTRACT WILL BECOME BINDING UPON RECEIPT OF SAID MONTHLY FEE.



Yours very truly,

CRESCENT COMMUNICATIONS


/s/ David Long
-------------------------------
David Long, President

The above terms and conditions are accepted this _____day of _________, 2005.



Patient Safety Technologies, Inc.



/s/ Milton Ault
-------------------------------
Milton (Todd) Ault III
Chairman & CEO